Exhibit 10.3
CHANGE IN CONTROL AND SEVERANCE AGREEMENT
    THIS AGREEMENT (together with all exhibits hereto, this “Agreement”), dated as of September 1, 2021 (the “Effective Date”), by and between CrowdStrike Holdings, Inc., a Delaware corporation (the “Company”), and George Kurtz (the “Executive”).
    WHEREAS, Executive is currently party to an employment agreement, dated as of November 11, 2018, with CrowdStrike, Inc. (as may be amended or amended and restated from time to time, the “Employment Agreement”);
    WHEREAS, the Company desires to provide certain payments and benefits to Executive in the event of certain qualifying terminations of Executive’s services, subject to, and in accordance with, the terms and conditions set forth in this Agreement; and
    WHEREAS, the Company and the Executive intend that, effective as of the Effective Date, the terms of this Agreement shall supersede and replace the provisions of the Executive’s Employment Agreement providing for any severance payments or benefits to or on behalf of the Executive (including, without limitation, Section 9 of the Employment Agreement) (collectively, the “Existing Severance Entitlements”).
    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as set forth below:
1.Definitions.
(a)“Board” means the Board of Directors of the Company.
(b)“Cause” means (i) acts of willful misconduct on the part of Executive in the course of his employment, (ii) failure or refusal by Executive to perform in any material respect his duties or responsibilities under the Employment Agreement, (iii) misappropriation by Executive of any assets or business opportunities of the Company or any of its direct or indirect subsidiaries, (iv) embezzlement or fraud committed by Executive or at his direction, or with his personal knowledge, (v) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Executive’s duties to the Company or any of its direct or indirect subsidiaries or otherwise result in material injury to the reputation or business of the Company or any of its direct or indirect subsidiaries, or (vi) Executive’s breach of any material provision in this Agreement or the Employment Agreement, including the Confidentiality, Non-interference, and Invention Assignment Agreement attached as Exhibit A to the Employment Agreement, or Executive’s material breach of written code of conduct, code of ethics or any other material written policy of the Company or any of its direct or indirect subsidiaries, or of a fiduciary duty or responsibility to the Company or any of its direct or indirect subsidiaries; provided, however, that to the extent that such

Exhibit 10.3
act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate Executive for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.
(c)“Change in Control” means the definition ascribed to such term in the CrowdStrike Holdings, Inc. 2019 Equity Incentive Plan, as may be amended from time to time, or any successor to that plan.
(d)“Change in Control Related Termination” means a Qualifying Termination that occurs during the 3-month period prior to the date of the Company’s consummation of a Change in Control (a “Pre-Change in Control Termination”) or the period commencing on the date of a Change in Control and ending 24 months thereafter (a “Post-Change in Control Termination”).
(e) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(f)“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(g)“Company Group” means the Company and each of its subsidiaries and affiliates.
(h)“Disability” means a physical or mental condition that, after reasonable accommodation, has prevented the Executive from performing satisfactorily his duties hereunder for a period of at least (i) 120 consecutive days or (ii) 180 non-consecutive days in any 365 day period; provided that if and to the extent that the Executive’s disability is a trigger for the payment of “deferred compensation” (as defined in Section 409A), “Disability” means that the Executive is “disabled” as defined in Section 409A(a)(2)(C) of the Code.
(i)“Employer” means the member of the Company Group that employs the Executive.
(j) “Equity Awards” means the Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(k) “Good Reason” means, without Executive’s consent, (i) a material diminution in Executive’s title, duties, or responsibilities as set forth in Section 3 of the Employment Agreement, (ii) a material reduction in Executive’s base salary or target annual bonus opportunity (other than pursuant to an across-the-board reduction

Exhibit 10.3
applicable to all senior executives of the Company), (iii) the failure of the Employer to pay any compensation under the Employment Agreement when due, or (iv) the relocation of Executive’s principal place of employment more than thirty-five (35) miles from its then current location. Notwithstanding the foregoing, (A) during the term of Executive’s employment with Employer, in the event that the Board reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Executive from performing his duties under the Employment Agreement for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Executive may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under the Employment Agreement (including, without limitation, its obligations to provide Executive compensation and benefits as required pursuant to the terms of the Employment Agreement) during such period of suspension. Notwithstanding the foregoing, Executive may terminate his employment with Good Reason by providing the Company thirty (30) days’ advance written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be automatically effective upon the expiration of such cure period. If the Company timely cures the Good Reason event, Executive must either withdraw the notice of termination prior to the end of such thirty (30) day notice period or convert it into a notice of resignation without Good Reason, which would be effective at the end of such thirty (30) day notice period.
(l)“Non-Change in Control Termination” means a Qualifying Termination that is not a Change in Control Related Termination.
(m)“Qualifying Termination” means the Executive’s employment with the Company is terminated (i) by the Employer without Cause or (ii) by the Executive for Good Reason; provided, however, that the Executive will not experience a Qualifying Termination if the Executive’s employment terminates on account of any of the following:
(i)by the Employer for Cause;
(ii)due to the Executive’s Disability;
(iii)due to the Executive’s death;
(iv)due to the Executive’s voluntary retirement;
(v)due to the Executive’s voluntary resignation without Good Reason;

Exhibit 10.3
(vi)upon or in connection with the Executive’s acceptance of employment with any division, subsidiary, affiliate or managed entity of any member of the Company Group; or
(vii)due to the sale of the Employer (or any other member of the Company Group) or any business unit, facility, division or subsidiary thereof, to the extent the Executive is offered substantially equivalent employment by the purchaser or successor thereto.
Notwithstanding anything to the contrary herein, if the Executive indicates an intention to resign and the Employer decides to accept the resignation at an earlier date, the Executive will not, for that reason, be entitled to severance under the Agreement.
(n)“Release” means an effective general release and waiver of claims substantially in the same form attached hereto as Exhibit A.
(o)“Release Effective Date” means the date on which the revocation period set forth in a Release (if any) expires without the releasor therein having revoked the Release, and the Release becomes non-revocable.
(p)“Termination Date” means the date on which the Executive’s employment with the Company Group has terminated.
2.Non-Change in Control Termination Benefits.
(a)Upon the Executive’s Non-Change in Control Termination, subject to Section 4 below, the Executive will be entitled to receive the following severance payments and benefits (the “Severance Benefits”):
(i)an amount equal to 1.5x Executive’s then-current base salary;
(ii)a cash payment in amount equal to the estimated COBRA premiums the Executive would be required to pay for COBRA continuation coverage for Executive (and his eligible dependents) for a period of 18 months following the Termination Date (less the portion of any such premiums that the Executive would have been required to pay for the Executive (and the Executive’s dependents) had the Executive continued to be employed), which amount shall be (i) subject to applicable taxes and (ii) payable regardless of whether the Executive elects COBRA continuation coverage (the “Additional Payment”);
(iii)any earned but unpaid bonus in respect of the most-recent bonus performance period ending prior to the Executive’s termination (the “Prior Earned Bonus”), payable when the bonus would have normally been paid or, if later, upon the execution of and expiration of any revocation period provided for in the Release (as defined below); and

Exhibit 10.3
(iv)accelerated vesting of the portion of Executive’s then-outstanding Equity Awards that otherwise would have vested during the 12-month period immediately following the Termination Date (assuming the Non-Change in Control Termination had not occurred), subject to, in the case of any Equity Awards subject to any performance condition(s) for which the applicable performance period has not yet been completed as of the Termination Date, achievement of the applicable performance conditions, determined by the Compensation Committee of the Board based on actual performance as of the end of the applicable performance period; provided that this Section 2(a)(iv) shall not apply if the applicable award agreement relating to the Equity Award expressly states that the acceleration provided for under this Agreement does not apply.
(b)The amounts set forth in Section 2(a)(i) and (ii) shall be paid in a lump sum as soon as practicable following the Release Effective Date; provided, however, that (x) in no event shall such amount be paid later than March 15 of the year following the year of the Non-Change in Control Termination and (y) if the period during which the Executive may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will be made in the second calendar year.
3.Change in Control Related Termination Benefits.
(a)Upon the Executive’s Change in Control Related Termination, in lieu of the Severance Benefits set forth in Section 2, subject to Section 4, the Executive will be entitled to receive the following severance payments and benefits (the “CIC Severance Benefits”):
(i)an amount equal to 1.5x Executive’s then-current base salary;
(ii)an amount equal to 1.5x the Executive’s annual target bonus for the bonus performance period during which the Executive’s employment terminates, pro-rated for the number of calendar days during such performance period during which the Executive was employed;
(iii)the Additional Payment;
(iv) any Prior Earned Bonus; and
(v)full acceleration of all of the Executive’s outstanding Equity Awards (to the extent they were not already accelerated in connection with the Change in Control), with performance-based awards being deemed earned at target, in each case unless the applicable award agreement relating to the Equity Award expressly states that the acceleration provided for under this Agreement does not apply.
(b)The amounts set forth in Sections 3(a)(i), (ii) and (iii) shall be paid in a lump sum as soon as practicable following the Release Effective Date; provided, however, that (x) in no event shall such amount be paid later than March 15 of the year

Exhibit 10.3
following the year of the Change in Control Related Termination and (y) if the period during which the Executive may execute the Release begins in one calendar year and ends in the next calendar year, then the payments will be made in the second calendar year.
4.Requirement of Release and Waiver and Compliance with Covenants. In order to be eligible to receive any of the Severance Benefits or CIC Severance Benefits, as applicable, the Executive must: (a) sign and deliver to the Company, within the time set by the Company, an effective Release in a form provided by the Company (and not revoke the Release following delivery of the Release to the Company, if revocation is permitted); and (b) comply, and continue to comply, with the terms of the Release and of any non-competition, non-solicitation, non-disparagement, confidentiality, or other restrictive covenant obligation owed to any member of the Company Group, for the applicable duration of each such covenant. For the avoidance of doubt, in the event of the Executive’s breach of the terms of any restrictive covenant obligation to any member of the Company Group, including under the Employment Agreement, the Executive shall not be entitled to any further payments or benefits under this Agreement, and the Executive may (in the discretion of the Company) be obligated to repay any Severance Benefits or CIC Severance Benefits previously paid under this Agreement.
5.Calculation of Severance Payments and Benefits.
(a)Severance Benefits and CIC Severance Benefits are determined based on the Executive’s position as of the Executive’s Termination Date, as determined in accordance with Sections 2 and 3, and are subject to withholding of applicable federal, state and/or local taxes as required by law.
(b)The Company shall have the discretion, from time to time and on a case-by-case basis, to provide any additional benefits, whether under this Agreement or any other plan or arrangement, as it deems necessary or appropriate.
6.Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Agreement to the contrary, if the Executive is entitled to any severance, change in control or similar benefits outside of the Agreement by operation of applicable law or under any other Company Group-sponsored plan, policy, contract, or arrangement, the Executive’s benefits and payments provided under the Agreement will be reduced by the value of the severance, change in control or similar benefits that the Executive receives by operation of applicable law or under any other Company Group-sponsored plan, policy, contract, or arrangement.
7.Existing Severance Entitlements. This Agreement shall supersede and replace the Existing Severance Entitlements set forth in the Executive’s Employment Agreement, and the Executive and the Company hereby agree and acknowledge that, effective as of

Exhibit 10.3
the Effective Date, the Executive shall have no further rights or entitlements with respect to the Existing Severance Entitlements.
8.Section 409A
(a)To the extent any payments or benefits under the Agreement are subject to Section 409A of the Code (“Section 409A”), the Agreement shall be interpreted and administered to the maximum extent possible to comply with Section 409A. For purposes of any payments or benefits under the Agreement subject to Section 409A:
(i)The Executive shall not be considered to have terminated employment with the Employer unless the Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A.
(ii)Each separate payment to be made or benefit to be provided under the Agreement shall be construed as a separate identified payment for purposes of Section 409A.
(iii)If the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service, to the extent required under Section 409A to avoid accelerated taxation and tax penalties, any amounts payable during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).
The Company makes no representation that payments described in the Agreement will be exempt from or comply with Section 409A.
9.Section 280G.
(a)In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive under any other plan or arrangement (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(i)delivered in full, or
(ii)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under

Exhibit 10.3
Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.
Unless Executive and the Company otherwise agree in writing, any determination required under this Section 9 will be made in writing by the Company’s independent public accountants immediately prior to the change in control of the Company or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company. For purposes of making the calculations required by this Section 9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 9.
10.Accrued Amounts. In the event of any termination of Executive’s employment for any reason, as of the Termination Date, the Executive shall be entitled to: (i) any base salary earned but not paid through the date of such termination, paid on the next regularly scheduled payroll date following such termination; (ii) any unreimbursed business expenses reimbursable; and (iii) all other benefits, if any, due to the Executive, as determined in accordance with the plans, policies and practices of the Company, the Employer and applicable law.
11.Governing Law. This Agreement will be governed, construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.
12.Severability. Any provision in the Agreement that is prohibited or unenforceable by reason of applicable law in any jurisdiction shall be modified in such jurisdiction to the minimum extent necessary so that such provision is valid, legal and enforceable in

Exhibit 10.3
such jurisdiction, without invalidating or affecting the remaining provisions of this Agreement, which shall remain in full force and effect.
13.Assignment; Successors. The Executive may not assign or transfer the benefits provided under this Agreement. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Agreement by operation of law, or otherwise.
14.Amendment; Waiver. This Agreement may not be modified, amended or terminated except by an instrument in writing, approved by the Company and signed by the Executive and the Company. Failure on the part of either party to complain of any action or omission, breach or default on the part of the other party, no matter how long the same may continue, will never be deemed to be a waiver of any rights or remedies hereunder, at law or in equity. The Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform only through an executed writing; provided, however, that such waiver will not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.
15.Cost and Funding of the Agreement. The Company (or one of its subsidiaries) will pay benefits of the Agreement out of the general assets of the Company, at no cost to the Executive.
16.No Benefit Plan Compensation. Notwithstanding anything to the contrary herein, no severance payments or benefits made under the Agreement shall be considered as creditable “compensation” under any benefit plan maintained by the Employer or any member of the Company Group, unless specifically provided for under the applicable plan documents or required by applicable law.
17.WARN Offsets. If the Employer or any member of the Company Group is obligated by the Worker Adjustment and Retraining Notification Act or any other similar non-U.S., state, or local law (“WARN”) to provide the Executive compensation or benefits upon a plant closing or mass layoff, then any benefits provided under this Agreement will be reduced or offset by the amount of the compensation and benefits the Executive receives under WARN.
18.No Right to Continue Employment. Nothing in this Agreement shall be construed as conferring any right upon the Executive with respect to the continuation of

Exhibit 10.3
employment, or interfere with the right of the Employer to terminate the Executive’s employment at any time.
19.Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between the Executive and the Company, relating to such subject matter, including, without limitation, the Existing Severance Entitlements (provided that, except with respect to the Existing Severance Entitlements, the Executive’s Employment Agreement shall otherwise remain in full force and effect in accordance with its terms and Section 7 of this Agreement).
20.Captions. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. All section references are to sections of this Agreement, unless otherwise noted.
21.Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement.

[Signature Page Follows]

Exhibit 10.3
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

EXECUTIVE

/s/ George Kurtz

COMPANY

By:	/s/ Cathleen Anderson
Name:	Cathleen Anderson
Title:	General Counsel and Corporate Secretary

[Signature Page to Change in Control and Executive Severance Agreement]

Exhibit A

RELEASE OF CLAIMS

As used in this Release of Claims (this "Release"), the term "claims" will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys' fees; judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.

For and in consideration of the [Severance Benefits][CIC Severance Benefits]1 (as defined in my Change in Control and Severance Agreement, dated September 1, 2021, with CrowdStrike Holdings, Inc. (the “Change in Control and Severance Agreement”), and other good and valuable consideration, I, George Kurtz, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of the Company, Crowdstrike, Inc., and each of their respective direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the "Group"), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any of its subsidiaries, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act ("ADEA''), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer's right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.

I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

1 To include as applicable.

Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement or my rights to the [Severance Benefits][CIC Severance Benefits] in accordance with the terms of the Change in Control and Severance Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company's by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

I hereby expressly and knowingly waive application of Section 1542 of the California Civil Code and all comparable, equivalent or similar provisions of state or federal law. I further certify that I have read and understand the provisions of Section 1542 of the California Civil Code, which reads as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

To the maximum extent permitted by law, I also promise never directly or indirectly to bring or participate in an action against any member of the Group under California Business & Professions Code Section 17200 or under any other unfair competition law of any jurisdiction with respect to my employment with the Company or the termination thereof.

I expressly acknowledge and agree that I -

■Am able to read the language, and understand the meaning and effect, of this Release;

■Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;

■Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the [Severance Benefits][CIC Severance Benefits] in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;

■Acknowledge that, but for my execution of this Release, I would not be entitled to the [Severance Benefits][CIC Severance Benefits];

■Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;

■Had or could have had [twenty-one (21)][forty-five (45)]2 days from the date of my termination of employment (the "Release Expiration Date") in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
■Have not relied upon any representation or statement not set forth in this Release or the Change in Control and Severance Agreement made by the Company or any of its representatives;

■Was advised to consult with my attorney regarding the terms and effect of this Release; and

■Have signed this Release knowingly and voluntarily.

I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys' fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the "EEOC"); provided, however, that if the EEOC were to pursue any claims relating to my employment with Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and the [Severance Benefits][CIC Severance Benefits] under the Change in Control and Severance Agreement will control as the exclusive remedy and full settlement of all such claims by me.

         Nothing in this Release is intended to or will be used in any way to limit my rights to communicate with a government agency, as provided for, or protected under, applicable law, or to engage in any future activities protected under whistleblower statutes. In addition, the Company and I acknowledge that, pursuant to the Defend Trade Secrets Act of 2016, I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official or
2 To be selected based on whether applicable termination was "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

agency, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. In addition and without limiting the preceding sentence, if I file a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney and may use the trade secret information in the court proceeding, if I (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.

Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the "Revocation Period"), during which time I may revoke my acceptance of this Release by notifying the Company and the Board, in writing, delivered to the Company at its principal executive office, marked for the attention of the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. PST on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company Group will have any obligations to pay me the [Severance Benefits][CIC Severance Benefits].

The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN ORANGE COUNTY, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I

CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Change in Control and Severance Agreement.

George Kurtz
Date:

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